OPPENHEIMER CONCENTRATED GROWTH FUND

Supplement dated December 19, 2001 to the

Statement of Additional Information dated April 26, 2001

The Statement of Additional Information is changed as follows:

1. The reference to David Hyun on page 22 is deleted and replaced with the following:

Edward J. Amberger, Assistant Vice President and Portfolio Manager, Age: 38. 498 Seventh Avenue, New York, New York 10018 Assistant Vice President of the Manager (since August 2001); prior to joining the Manager in 1998, he was an Assistant Vice President and Senior Analyst at Morgan Stanley Dean Witter & Co. (April 1997 – April 1998); and a Portfolio Manager and Research Analyst at the Bank of New York (May 1988 – April 1997).

December 19, 2001                                                                                                                                            PX0715.001